Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture, dated as of March 23, 2012 (this “Supplemental Indenture”), among RJ Palmer Partners LLC, a Delaware limited liability company (the “New Note Guarantor”) and MDC Partners Inc., a corporation continued under the laws of Canada (together with its successors and assigns, the “Company”), each other Note Guarantor under the Indenture referred to below, and The Bank of New York Mellon, a New York banking corporation, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Note Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 23, 2009 (as amended by that certain First Supplemental Indenture dated as of May 14, 2010, Second Supplemental Indenture dated as of October 23, 2010, Third Supplemental Indenture dated as of April 19, 2011, Fourth Supplemental Indenture dated as of May 2, 2011 and Fifth Supplemental Indenture dated as of September 19, 2011, and as may be further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 11% Senior Notes due 2016 of the Company (the “Notes”);

WHEREAS, pursuant to Section 10.7 of the Indenture, the Company is required to cause each Wholly Owned Subsidiary created or acquired by the Company to execute and deliver to the Trustee an Additional Note Guarantee; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Company, each other Note Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. The New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. The New Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2. Guarantee. The New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Note Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 11.7 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MDC PARTNERS INC.

By:
	Name:	Michael Sabatino
	Title:	Authorized Signatory

RJ PALMER PARTNERS LLC,
as New Note Guarantor

By:
	Name:	Michael Sabatino
	Title:	Authorized Signatory

ACCENT MARKETING SERVICES, LLC
ASHTON POTTER CANADA INC.
COMPUTER COMPOSITION OF CANADA LP
BY MDC CANADA GP INC.
CRISPIN PORTER + BOGUSKY CANADA LP
BY MDC CANADA GP INC.
CRISPIN PORTER & BOGUSKY LLC
DOTGLU LLC
KBP HOLDINGS LLC
KBS+P CANADA LP
BY MDC CANADA GP INC.
KIRSHENBAUM BOND SENECAL & PARTNERS LLC
MAXXCOM (USA) HOLDINGS INC.
MAXXCOM INC. (US)
MDC ACQUISITION INC.
MDC CORPORATE (US) INC.
MDC/KBP ACQUISITION INC.
MF+P ACQUISITION CO.
REDSCOUT LLC
TARGETCOM LLC
TC ACQUISITION INC.
VARICK MEDIA MANAGEMENT LLC
YAMAMOTO MOSS MACKENZIE, INC.
ZG ACQUISITION INC.,
each as Note Guarantor

By:
Name: Michael Sabatino
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name: Latoya Elvin
Title: Associate

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